MARUM resources inc.

Direct Line: (403) 243-9500
Email: rickboulay@shaw.ca

December 15, 2006

Mr. Paul Sarjeant
President and CEO
Grandview gold Inc.
330 Bay Street, Suite 820
Toronto ON M5H 2S8

Dear Paul:

Renovation of Marum – Grandview Option Agreement dated September 30, 2005

The captioned option agreement contains the following provision:

1. GRANT OF OPTION

1.1. Marum, in consideration of the sum of $10, the receipt and sufficiency of which is hereby acknowledged, hereby grants to Grandview the exclusive right and option (the "Option") to acquire a 50% undivided recorded and beneficial interest in and to the Property by:

(a) performing $250,000 (two hundred and fifty thousand dollars) in exploration work on the Property, at a cumulative rate of $125,000 by September 30, 2006 and $250,000 by September 30, 2007, such work to include a high-resolution aeromagnetic survey with a maximum 50-metre line spacing to be completed by March 31, 2006, and

(c) by filing with the Government the assessment work required to keep the Property in good standing so long as this agreement shall remain in force.

We hereby agree and accept that Section 1.1 (a) be changed to read as indicated in the following paragraph.

(a) performing $250,000 (two hundred and fifty thousand dollars) in exploration work on the Property before December 31, 2007.

Yours truly,
MARUM RESOURCES INC.

Richard A. Boulay
President

Accepted:
GRANDVIEW GOLD INC.

Date: DEC 15, 2006